Exhibit 10.1

11045 Roselle Street, San Diego, CA  92121

858/366-6900 main ∙ 858/202-6748 fax

January 11, 2016

Brian Hansen

1206 Kirkland Ave.

Kirkland, WA 98033

Dear Brian,

Tandem Diabetes Care, Inc. (“Tandem” or the “Company”) is pleased to offer you employment on the terms and conditions set forth below.

1.

Position.  You will serve in a full-time capacity as Executive Vice President & Chief Commercial Officer.  You will report to Kim Blickenstaff – Chief Executive Officer.  By signing this offer letter, you represent and warrant to the Company that you are under no contractual commitments that would limit your ability to work for the Company.

2.

Salary.  You will be paid bi-weekly at a rate of $14,423.08 (approx. $375,000.00 annualized) less required payroll taxes and withholdings, payable in accordance with the Company’s standard payroll practices and in accordance with applicable laws for exempt employees. As an exempt employee, you will not be entitled to overtime pay.

3.

Corporate Bonus. The Company has established a discretionary 2016 Cash Bonus Plan. Your target bonus under this Plan is 50% of regular wages paid in 2016, less required payroll taxes and withholdings.  The actual bonus payout under the Plan, if any, will be determined at the discretion of our Board of Directors and is also conditioned on your employment on any payment date. Your target bonus is not a promise of compensation and is not intended to create any obligation on the part of the Company.

4.

Sign-on Bonus.  The Company will advance you a $75,000 one-time bonus within one month of your start date, less required payroll taxes and withholdings.  The bonus is deemed fully earned after twenty-four (24) months of continuous active employment.  Should you leave the company for any reason after twelve (12) months of active employment, but prior to completing twenty-four (24) months of active employment, a prorated portion of the bonus is required to be repaid.  The required prorated bonus repayment shall be equal to 100% of the bonus, reduced by 1/24th for each full month of active employment at Tandem. Required repayment must be made on or before your final date of active employment and shall be by certified check to the Company or may be deducted from your final payroll.

5.

Relocation Assistance.  The Company is prepared to assist you with the cost of your relocation to the San Diego area.  The Company will provide a relocation package detailed below, subject to the additional terms and conditions of Tandem’s enclosed Relocation Guidelines and Agreement for Repayment of Relocation Expenses.  The lump sum is listed under Part A but you do have the option to move some of the funds under Part B, as explained the enclosed Relocation Guidelines and Agreement for Repayment of Relocation Expenses.

Part A:   The Company will pay up to $100,000.00 for moving expenses to cover the cost of moving your primary place of residence (“household”) to San Diego. Please note that to be eligible to receive this benefit, the physical relocation of your household must be completed within twelve (12) months of your start date.

Tandem Diabetes Care reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time.

s/ BH
BH
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Exhibit 10.1

The details of this benefit are outlined in Part A of the enclosed Relocation Guidelines and include such items as transportation for your final move to San Diego and movement/storage of household goods. These expenses, and others described in Part A of the Relocation Guidelines, must be approved in advance and will be paid for directly by Tandem on your behalf.

The Relocation Bonus is deemed fully earned after twenty-four (24) months of active employment.  Should you leave the company for any reason, voluntarily or involuntarily, before you have completed twelve (12) months of active employment, 100% of the bonus is required to be repaid.  Should you leave the company for any reason after twelve (12) months of active employment, but prior to completing twenty-four (24) months of active employment, a prorated portion of the bonus is required to be repaid.  The required prorated bonus repayment shall be equal to 100% of the bonus, reduced by 1/24th for each full month of active employment at Tandem.  Required repayment must be made on or before your final date of active employment and shall be by certified check to the Company or may be deducted from your final payroll.

6.

Employee Benefits.  As a full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans.  In addition, you will be entitled to paid time off (PTO) in accordance with the Company’s policy set forth in the Employee Handbook.  As a full-time employee, you will accrue 25 days (200 hours) of PTO during your first year of employment.  Under the Company’s current PTO policy, the PTO accrual rate increases by one additional day on your anniversary each year, to a maximum accrual rate of 30 days per year.  The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

7.

Stock Options.  In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 135,000 options of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant pursuant to the terms of the Company’s 2013 Stock Incentive Plan (the “Plan”). The actual number of options granted will be at the discretion of the Board of Directors.  These options will vest ratably on a monthly basis over a four-year period except that the initial 25% of such shares will vest after a one-year cliff, based on your continued employment with the Company and in accordance with the standard stock option agreement approved by the Board of Directors for use with the Plan.  The grant of such options by the Company is subject to the Board’s approval, and this recommendation is not a promise of compensation and is not intended to create any obligation on the part of the Company.  If approved, the grant of options is not a guarantee of continued employment for any specific period of time and is subject to the terms and conditions outlined in the Plan. Further details on the Plan will be provided upon approval of such grant by the Company’s Board of Directors.

8.	Payroll Taxes and Withholdings. All forms of compensation referred to in this letter are subject to applicable payroll taxes and withholdings.

9.

Employment At-Will.  The Company is an at-will employer and cannot guarantee employment for any specific duration.  You are free to quit, and the Company is entitled to terminate your employment at any time, with or without cause or prior warning.  This provision supersedes all prior agreements and understandings concerning termination of employment, whether oral, written or implied.  Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10.

Employee Proprietary Information Agreement.  As a condition of your employment, you are required to sign the Company’s Employee Proprietary Information Agreement, which includes an Assignment of Inventions provision.

11.

Pre-Employment Screening Your employment is contingent on successfully passing a drug test, background check, and satisfactory references check. The pre-employment testing and verification will be conducted through our 3rd party vendor.

Tandem Diabetes Care reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time.

s/ BH
BH
Initial each page

Exhibit 10.1

12.

Conflicts of Interest. Conflicts of interest exist where an individual's actions or activities, on behalf of Tandem or otherwise, involve the obtaining of an improper personal gain or advantage, or an adverse effect upon the interest of Tandem. For this reason, employees must refrain from engaging in any activity, practice, act, other employment or outside activities which conflict or interfere with the interests of Tandem, its corporate entities, or those it serves.

13.

Company Policies. You agree to abide by the Company’s policies and procedures, including those set forth in the Company’s Employee Handbook and other Company documents, except to the extent they are inconsistent with the terms of this letter.  You will be required to sign the signature page of the Employee Handbook and associated policies following the commencement of your employment with the Company.

14.

Employment Eligibility.  Your employment is contingent on you providing the Company with the legally required proof of your identity and authorization to work in the United States.  You must also maintain your eligibility to work in the United States throughout your employment.

This letter and attachments supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Brian, we are very enthusiastic about you joining the team.  We are impressed with your experience and abilities, and believe that your skills and background provide an excellent match for both Tandem Diabetes Care and for you.

This offer will remain valid until the close of business on Wednesday, January 13, 2016 with an anticipated start date of Monday, February 1, 2016.  If the terms are agreeable, please sign, date and return one copy of this letter indicating your acceptance, retaining the second copies for your records.

If you have questions or just wish to discuss things further, please don’t hesitate to contact me.

Sincerely,

/s/ Chris Page

Chris Page

Manager, HRBP - TA

Tandem Diabetes Care

I have read and accept this employment offer:

By:	/s/ Brian Hansen
Brian Hansen

Dated:	1/12/16

Tandem Diabetes Care reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time.

s/ BH
BH
Initial each page

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